EXHIBIT 5.1

July 1, 2003

Board of Directors
Innovex, Inc.
5540 Pioneer Creek Drive
Maple Plain, Minnesota 55359-9003

  Re:
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Innovex, Inc. (the "Company") in the preparation of the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on July 1, 2003 (the "Registration Statement") relating to an offering of up to 3,000,000 shares of the Company's Common Stock, $.04 par value per share (the "Common Stock") to be issued by the Company and up to an additional 450,000 shares of Common Stock purchasable at the option of the underwriters from the Company to cover over allotments, if any.

        We have reviewed the Articles of Incorporation and Bylaws of the Company, as well as resolutions adopted by its Board of Directors authorizing the issuance and sale of the Common Stock. In addition, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion set forth below.

        Based upon the foregoing, it is our opinion that:

  1.
  The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Minnesota;

  2.
  The 3,450,000 shares of Common Stock included in the Registration Statement have been duly authorized by the Company, and when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

Very truly yours,

LINDQUIST & VENNUM P.L.L.P